SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): February 23, 1998


                       Consolidated Technology Group Ltd.
             (Exact name of Registrant as Specified in its Charter)


          Delaware                      0-4186                 13-1948169
(State or other jurisdiction     (Commission File No.)     (IRS Employer
     of incorporation)                                      Identification No.)


                160 Broadway, Suite 901, New York, New York 10038
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (212) 233-4500
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Item 5.  Other Events.

         On February 23, 1998, Consolidated Technology Group Ltd. (the "Company") was advised of the commencement of an action in the United States District Court for the Southern District of New York captioned Grino Corporation, LLC and SMACS Holding Corp., individually and as shareholders of and in the right of Consolidated Technology Group Ltd. v. Consolidated Technology Group Ltd., SIS Capital Corp., Lewis S. Schiller, Norman J. Hoskin,
E. Gerald Kay and Grazyna B. Wnuk. The action seeks to enjoin the Company from
(a) proceeding with its 1998 Annual Meeting of Stockholders scheduled for March 26, 1998, and (b) making any payment to Mr. Schiller, Ms. Wnuk and others from the proceeds of the sale of International Magnetic Imaging, Inc. ("IMI"). The complaint also alleges that the directors breached their fiduciary duty with respect to, and seeks to have declared void, (i) employment agreements with Mr. Schiller, which agreements ran from 1989, as amended and restated from time to time, resulting in a final agreement which was approved by the Compensation Committee and the full Board of Directors in July 1997, and Ms. Wnuk, (ii) agreements to issue stock or stock options of the Company and/or its subsidiaries to Messrs. Schiller, Hoskin and Kay and Ms. Wnuk, (iii) all completed transfers and issuances of stock and stock options by the Company to Messrs. Schiller, Hoskin and Kay and Ms. Wnuk without fair and adequate consideration by the Company, and (iv) all agreements to pay to Messrs. Schiller, Hoskin and Kay and Ms. Wnuk or any other officer of the Company or any of its subsidiaries, any bonus, finder's fee, stock or option liquidation payment, consent fee, professional fee, or profit share or any other payment arising out of or resulting from or based upon the sale or the profits from the sale of IMI or the assets of IMI or the assets or business of IMI without fair consideration to the Company. The complaint also alleges violations of Section 10(b) of the Securities Exchange Act of 1934, as amended, and common law fraud based upon the same and similar allegations, and seeks monetary damages to be proved at trial. On February 24, 1998, the Court granted a temporary restraining order. The Company filed a motion to dismiss which is returnable on March 9, 1998.

         One of the plaintiffs in the Federal Court action described above, SMACS Holdings Corp. ("SMACS"), and certain affiliates of SMACS are plaintiffs in an action commenced in November 1997 in the Supreme Court of the State of New York, County of New York, captioned Bridge Ventures, Inc. etal v. Lewis S. Schiller, etal. The action, brought against Mr. Schiller, the Company, SIS Capital Corp. and IMI by SMACS, certain affiliates of SMACS and others seeks, inter alia, monetary damages in excess of $500,000 allegedly due pursuant to consulting agreements with the Company, an alleged equity interest in IMI and punitive damages of at least $5 million.

         The Company intends to defend both actions vigorously and believes that it has valid defenses to the claims in both actions and that the actions are wholly without merit. It is the Company's position that the Federal court action is, in reality, a strike suit in the guise of a derivative action, and should be dismissed. The plaintiffs' claims inter alia, on allegations of false and misleading statements in the proxy statement relating to the 1998 Annual Meeting of Shareholders. The Company believes that such allegations by the plaintiffs are wholly and entirely untrue.

         On March 5, 1998, the Company's board of directors canceled the 1998 Annual Meeting of Shareholders, which was scheduled for March 26, 1998. The cancellation was due to certain uncertainties surrounding the Annual Meeting of Shareholders resulting from the commencement of this action.

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


                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CONSOLIDATED TECHNOLOGY GROUP LTD.


                                       By:/S/_________________________________
Date: March 5, 1998                       Lewis S. Schiller
      -------------                       Chairman and Chief Executive Officer




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